Exhibit 10.1

12010 Sunset Hills Rd, Reston, VA 20190

703.676.4300 | saic.com

May 15, 2023

To: Nazzic S. Keene, Chief Executive Officer

From: Donna S. Morea, Chair of the Board of Directors

RE: Transition and Retirement

As we have discussed, we understand your desire to retire from your role as Chief Executive Officer (CEO) and a member of the Board of Directors of SAIC, effective October 2, 2023. We sincerely appreciate your willingness to provide continued assistance to SAIC in the transition of your duties to a successor CEO. This letter outlines the anticipated transition plan on which we have agreed.

Effective October 2, 2023, you will no longer be the CEO of SAIC or a member of its Board of Directors, however, you will continue to be employed by SAIC as a Special Executive Advisor to assist with the transition to the incoming CEO until your employment ends on February 2, 2024 (the “Transition Period”). You will continue to receive your then current base salary during the Transition Period, payable according to SAIC’s regular payroll schedule. In addition, you will remain eligible to participate in all employee benefit plans and programs in place for employees of SAIC in accordance with the applicable plan terms.

During the Transition Period, SAIC may require you to perform certain duties consistent with ensuring a smooth transition of your position and may also require your assistance in other duties as requested through SAIC’s Board of Directors. As the transition progresses, SAIC may also relieve you of certain duties.

Upon your completion of the Transition Period, you will receive the following:

•

A lump-sum transition payment of $1,250,000, subject to the achievement of a successful transition of your responsibilities and your continued employment with SAIC through the Transition Period, to be paid by March 15, 2024

•

Your annual short-term incentive cash bonus for the fiscal year ending February 2, 2024 (“fiscal 2024”) to be calculated and paid in the normal course based on SAIC’s fiscal 2024 annual bonus financial performance score

•

A lump-sum cash payment equal to the total amount of the monthly COBRA group medical insurance premiums for twenty-four (24) months, to be paid within 60 days of February 2, 2024 (subject to any delay required by Section 409A of the Internal Revenue Code)

•

Continued vesting of your outstanding unvested equity awards that will continue to be governed by the terms of the applicable SAIC equity plans but without any minimum holding period requirements and without any proration of the awards

12010 Sunset Hills Rd, Reston, VA 20190

703.676.4300 | saic.com

The transition benefits described in this letter are subject to your acknowledgement and acceptance of the agreement and general release attached as Exhibit A.

Please countersign and return a copy of this letter to the attention of Michelle O’Hara. Please have the agreement and general release in Exhibit A reviewed by your counsel and, if acceptable, return an executed copy to the attention of Michelle O’Hara by May 17, 2023.

This letter and Exhibit A (this “Letter”) constitute the entire agreement between the parties with respect to the transition of your employment. For avoidance of doubt, this Letter does not supersede, replace or modify the terms of any prior confidentiality, non-competition, non-solicitation or other similar agreements, which shall remain in effect in accordance with their terms. Nothing in this Letter changes your at-will employment status with SAIC.

Signed:

/s/ Donna S. Morea
Donna S. Morea
Date Signed: 5/15/2023

Signed:

/s/ Nazzic S. Keene
Nazzic S. Keene
Date Signed: 5/17/2023

EXHIBIT A

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT and GENERAL RELEASE (the “Agreement”), is made and effective for all purposes and in all respects as of May 15, 2023, by and between Science Applications International Corporation, (“EMPLOYER”) and EMPLOYEE NAME (“EMPLOYEE”), (collectively, “the parties.”).

WHEREAS, the parties agree that EMPLOYEE’S employment will end effective February, 2, 2024 (the “Separation Date”);

WHEREAS, the parties agree that the circumstances of EMPLOYEE’S separation from employment is for “Retirement” and is not for “Cause” as defined by EMPLOYER’S Executive Severance, Change in Control and Retirement Policy, effective July 1, 2020 (the “Policy”);

WHEREAS, EMPLOYER wishes to provide and EMPLOYEE wishes to accept the benefits provided in the Policy upon EMPLOYEE’s separation from employment;

WHEREAS, EMPLOYEE is executing the Release herein in accordance with the Policy;

WHEREAS, EMPLOYEE has made commitments and promises of acknowledged value to EMPLOYER; and,

WHEREAS, each party to this Agreement has made the decision and determination that they have sufficient information necessary to enter into and execute this Agreement.

NOW, THEREFORE, in consideration of the agreements, covenants, releases, and obligations contained herein and other valuable consideration, including the Payments and non-competition restrictions, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, hereby agree as follows:

1.	Termination of Employment

A.	EMPLOYER and EMPLOYEE agree that, effective February 2, 2024 (the “Separation Date”), EMPLOYEE’s employment with EMPLOYER will terminate.

B.

With or without this Agreement, and by EMPLOYER’s next regular payroll date after the Separation Date, EMPLOYER agrees to pay to EMPLOYEE, all compensation and benefits (including without limitation any accrued and unpaid wages, and accrued and unused vacation), due to EMPLOYEE on the Separation Date.

C.

Provided that EMPLOYEE signs this Agreement and Release, and does not rescind the Release, EMPLOYER agrees to pay to EMPLOYEE as consideration for the mutual promises exchanged herein, and in accordance with the Policy, the payments and benefits set forth in section 3 herein.

D.

EMPLOYEE’s participation in EMPLOYER’s benefits plans, including any retirement plans and group medical, dental and vision Benefits, will cease on the Separation Date, unless otherwise elected by the EMPLOYEE pursuant to section 3B. below, or as required by law or by the terms of a benefit plan. Upon separation from SAIC, federal law (COBRA) provides that EMPLOYEE may continue her group medical, dental and vision Benefits by paying the required premiums. EMPLOYEE will be provided with more information regarding her COBRA rights, including time limitations, after the Separation Date.

2.	Officer Status

The parties agree that effective October 2,2023, EMPLOYEE will no longer serve as an officer of EMPLOYER or an officer of any of its affiliates or subsidiaries.

3.

Payments and Benefits Provided that EMPLOYEE timely executes the Agreement and General Release within twenty-one days of receipt, and if requested, a supplemental General Release within twenty-one days after the Separation Date, and further provided that EMPLOYEE does not rescind the Release as to the ADEA claims, EMPLOYER agrees to provide the following (subject to the terms and conditions described in the transition letter):

A.

A lump-sum transition payment of $1,250,000, subject to the achievement of a successful transition of EMPLOYEE’s responsibilities and EMPLOYEE’s continued employment with SAIC through the Separation Date, to be paid as soon as administratively possible from the Separation Date

B.

EMPLOYEE’s annual short-term incentive cash bonus for the fiscal year ending February 2, 2024 (“fiscal 2024”) to be calculated and paid in the normal course based on SAIC’s fiscal 2024 annual bonus financial performance score

C.

A lump-sum cash payment equal to the total amount of the monthly COBRA group medical insurance premiums for twenty-four (24) months, to be paid within 60 days of February 2, 2024 (subject to any delay required by Section 409A of the Internal Revenue Code)

D.

Continued vesting of EMPLOYEE’s outstanding unvested equity awards that will continue to be governed by the terms of the applicable SAIC equity plans but without any minimum holding period requirements and without any proration of the awards

4.

Release EMPLOYEE agrees and acknowledges that she is entitled to no other payments or benefits and that no payments described in Section 3 will be made unless and until EMPLOYEE has fulfilled all of her obligations under this Agreement, including signing the Release contained herein and not rescinding the Release during the recission period. Nothing herein can or is intended to affect EMPLOYEE’s pension rights, if any, or other retirement benefits or the amount, if any, of any pension payments or other retirement benefits to which she is entitled, or rights to indemnification pursuant to EMPLOYER’s or any of its affiliates’ organizational documents and/or director and officer liability policies covering her activities in connection with her employment with EMPLOYER.

EMPLOYEE, on behalf of herself, her agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby covenants not to sue and releases and forever discharges EMPLOYER, and its past and present employees, agents, customers, stockholders, insurers, officials, officers, directors, divisions, parents, subsidiaries and successors, and all affiliated companies and entities, and their past and present employees, agents, customers, stockholders, insurers, officials, officers, directors, divisions, parents, subsidiaries and successors, including their fiduciaries and trustees, attorneys and representatives, and plan administrators, plan fiduciaries and agents (collectively the “Releasees”) from any and all claims and causes of action existing as of the date of this Agreement of any type arising, or which may have arisen, out of or in connection with her employment or separation from employment, including specifically the decision to terminate EMPLOYEE’s at-will employment. The release of claims in this section shall apply to, but shall not be limited to, any claims, demands or actions arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Constitution, Virginia common law, any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state. EMPLOYEE further understands that this discharge of claims extends to, but is not limited to, all claims which she may have as of the date of this Agreement against the Company based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, promissory estoppel, fraud, wrongful discharge, retaliation, whistle-blowing or any other theory, whether legal or equitable, and all claims for wages, bonuses, commissions or attorney’s fees. EMPLOYEE further indemnifies EMPLOYER and holds EMPLOYER and all other Releasees harmless from and against any and all losses, costs, judgments, damages or expenses, including without limitation attorneys’ fees, costs and expenses, incurred by EMPLOYER or Releasees in defending any claim or cause of action brought or asserted by EMPLOYEE, which claim or cause of action was discharged by virtue of this Agreement, to the extent permitted by law. EMPLOYEE acknowledges that this release includes all claims that she is legally permitted to release, and, as such, does not apply to any vested rights under the Company’s retirement plans, nor does it waive the rights set forth in Section 13.

5.

Representations EMPLOYEE acknowledges and represents that she has 1) received all compensation due as a result of services performed for EMPLOYER as of the time of this Release, with the exception of EMPLOYEE’s final paycheck, which will be provided to her in accordance with state law; 2) reported to EMPLOYER all work-related injuries incurred to the date of this Agreement; and 3) provided EMPLOYER with written notice of any and all concerns regarding suspected legal, financial, regulatory, ethical and/or compliance issues or violations on the part of EMPLOYER or any of the Releasees.

6.

Return of EMPLOYER Property EMPLOYEE agrees to return to EMPLOYER all property provided to her by EMPLOYER or that is otherwise in EMPLOYEE’s possession or control and belonging either to the EMPLOYER or any affiliate of EMPLOYER, including but not limited to all information (whether electronic or hard copy), security cards, company badge, credit cards, phone cards, keys, documents, electronic devices (excluding any devices which EMPLOYER has determined EMPLOYEE may keep and from which any Company proprietary information will be completely removed by EMPLOYER), cell or smart phones, business equipment, policy and procedure manuals and any other documents or materials pertaining to any matter Employee worked on for the Company.

7.

Authority to Contract Each party represents that it or she understands all the terms of this Agreement, that it or she is duly authorized and permitted to enter into this Agreement on behalf of itself or herself, and that it or she enters into this Agreement voluntarily.

8.

Entire Agreement This Agreement constitutes the final written expression of all of the agreements between the parties with respect to the subject matter hereof and is a complete and exclusive statement of those terms. EMPLOYEE agrees that no representations, promises or agreements of any kind, other than the express written terms of this Agreement, have been made to her or on her behalf by any person or entity to cause her to sign this Agreement.

9.

Non-Admission EMPLOYEE and EMPLOYER agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of EMPLOYEE, EMPLOYER, or any person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

10.

Covenants, Representations and Warranties to Continue The agreements, covenants, representations, and warranties of the parties set forth in this Agreement shall survive the date of the Agreement and the performance by the parties of any and all obligations under it. All such agreements and covenants shall be binding and enforceable against the parties bound thereby in accordance with their terms. Notwithstanding anything contained in this Agreement to the contrary, nothing herein, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective officers, directors, representatives, employees, agents, successors, heirs, executors, estates, and personal and legal representatives, any rights, remedies, obligations, or liabilities under, or by reason of, this Agreement.

11.

Non-Competition Without the prior written consent of EMPLOYER, which consent must be signed by EMPLOYER’S Chief Executive Officer, while EMPLOYEE remains employed by EMPLOYER and for a period of two years commencing on the Separation Date, EMPLOYEE shall not take any employment, or serve as a director, officer, owner, consultant, advisor, agent, or in any other capacity whatsoever, directly or indirectly, with a Competing Organization in the United States or any other geographic area where EMPLOYER operates, where the position or services are in a professional, managerial, executive or sales capacity, or are similar to what EMPLOYEE provided to EMPLOYER. A Competing Organization is any organization which is engaged in, or at the time of the Separation Date is actively planning to be engaged in, securing or providing services the same as, or similar to, or which otherwise compete with, EMPLOYER’S products or services, that EMPLOYER currently provides or was actively planning to provide in the future. This restriction will not prevent EMPLOYEE from becoming employed by or providing services to a diverse Competing Organization where EMPLOYEE has no involvement with a department or division that offers products or services that are the same as, similar to, or compete with EMPLOYER’S.

EMPLOYEE acknowledges and agrees that, in view of her responsibilities while employed by EMPLOYER, including participation in the development of and having access to the business plans and growth strategy of EMPLOYER, employment by a Competing Organization referenced above would result in the inevitable disclosure or use of sensitive EMPLOYER information and, in view of these circumstances, the term and scope of this restrictive covenant is reasonable and nothing in this Agreement will unduly restrict EMPLOYEE’s ability to earn a living. EMPLOYEE understands that EMPLOYER’S willingness to enter into this Agreement, which provides substantial benefit to EMPLOYEE, is contingent on EMPLOYEE’S acceptance of these non-competition restrictions and acknowledges that she has received adequate consideration for the restrictions under this Agreement, and she waives any claim that consideration is lacking. EMPLOYEE further acknowledges and agrees that a violation of this restrictive covenant would cause irreparable damage to EMPLOYER and that in the event of a breach or threatened breach by EMPLOYEE, EMPLOYER is entitled to injunctive relief without the posting of any bond, the return of all benefits previously paid pursuant to this Agreement, and any other relief as may be available at law or in equity.

During the two-year period commencing on the Separation Date, Employee agrees to provide any prospective employer with a copy of section 11 of this Agreement and consents to EMPLOYER providing such prospective employer with a copy of section 11. Additionally, EMPLOYEE agrees that if a court determines that EMPLOYEE has breached any portions of this Agreement, the breached portions of the Agreement will be extended for the length of time during which EMPLOYEE was in breach.

12.	Proprietary Information

A.

EMPLOYEE understands that EMPLOYER possesses confidential, sensitive and proprietary, non-public information (collectively, “Proprietary Information” as further defined below) which is important to its business. For purposes of this Agreement, “Proprietary Information” includes, but is not limited to, information about or from or related to any clients of EMPLOYER or its subsidiary(ies) or affiliate(s); information that was or will be developed, created, or discovered by or on behalf of EMPLOYER or is developed, created or discovered by EMPLOYEE while performing services; or which became or will become known by, or was or is conveyed to EMPLOYER which has commercial value in EMPLOYER’s business. “Proprietary Information” also includes, but is not limited to, trade secrets, designs, technology, know-how, works of authorship, source and object code, algorithms, processes, data, computer programs, ideas, techniques, inventions (whether patentable or not), business and product development plans, clients’ customers, customer lists and other information concerning EMPLOYER’s actual or anticipated business, research or development, personnel information, terms of compensation and performance levels of EMPLOYER’s employees, information related to EMPLOYER’s products, processes, practices, programs, strategies, suppliers, pricing, and any information which EMPLOYEE has received in confidence by or for EMPLOYER from any other person. “Proprietary Information” does not include information that was within EMPLOYEE’s possession or knowledge prior to it being provided or disclosed to EMPLOYEE by EMPLOYER or that is required to be disclosed in a judicial or administrative proceeding or is otherwise requested or required by law or regulation or legal authority.

B.

At all times, both during the term of this Agreement and after its termination, EMPLOYEE agrees to keep confidential and in trust, and will not use or disclose, any Proprietary Information without the prior written consent of an officer of EMPLOYER, except as may be necessary in the ordinary course of performing the services under this Agreement. Before the Separation Date, EMPLOYEE shall return to EMPLOYER all information, materials, documents, manuals, and all other printed or reproduced materials, regardless of the format, including, but not limited to, computer discs and programs, hard drives, flash drives, materials stored on a cloud or server, cell or smart phones, computers, tablets or any other electronic device provided by EMPLOYER to EMPLOYEE, or which the EMPLOYEE used in her employment with EMPLOYER, and all copies of such materials made by or for the benefit of EMPLOYEE.

13.	Federal Law Protections

A.

Notwithstanding anything contained in this Agreement to the contrary, to the extent protected by the whistleblower provisions of federal law or regulation, nothing in this Agreement prohibits EMPLOYEE from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the EEOC, Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General. EMPLOYEE does not need the prior authorization of EMPLOYER to make any such reports or disclosures, and EMPLOYEE is not required to notify EMPLOYER that she has made such reports or disclosures. Furthermore, this Agreement is not intended to interfere with EMPLOYEE’s exercise of any protected, non-waivable right, such as those identified herein, including, specifically, EMPLOYEE’s right to file a charge with the EEOC or other government agency.

B.

By entering into this Agreement, however, EMPLOYEE acknowledges that the consideration set forth herein is in full satisfaction and is inclusive of any and all amounts, including but not limited to attorneys’ fees, to which EMPLOYEE might be entitled or which may be claimed by EMPLOYEE or on EMPLOYEE’s behalf against EMPLOYER, except with respect to those claims protected by the whistleblower provisions of federal law or regulation. With respect to all other claims, EMPLOYEE forever discharges the EMPLOYER from any liability to EMPLOYEE for any acts or omissions occurring on or before the date of EMPLOYEE’s signing of this Agreement.

C.

Notice of lmmunity from Liability. EMPLOYEE shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law. The same immunity will be provided for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such a filing is made under seal. An individual who files a lawsuit for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

14.

Confidentiality; Non-Disparagement EMPLOYEE and EMPLOYER represent and agree that each will keep the terms and facts of this Agreement completely confidential, and that each will not disclose any information concerning this Agreement to anyone, except for her or its counsel, tax accountant, spouse, significant other, and/or partner (EMPLOYEE only), those with a business need to know (EMPLOYER only), or except as may be required by law or agreed to in writing by EMPLOYER, and EMPLOYER shall not unreasonably withhold its agreement. EMPLOYEE agrees that she will not disparage, debase, or demean EMPLOYER and EMPLOYER’s representatives, officers, directors, employees, and agents. If the EMPLOYEE breaches the terms of this section, EMPLOYER’s obligation to make the payments and benefits set forth herein shall terminate immediately, and the EMPLOYEE will (i) repay to EMPLOYER any money paid to her pursuant to this Agreement; (ii) pay for all costs incurred by EMPLOYER, including reasonable attorneys’ fees, in defending against EMPLOYEE’s claim; and (iii) pay all other damages awarded by a court of competent jurisdiction or arbitral tribunal. EMPLOYER agrees that it will not disparage, debase or demean EMPLOYEE and will use reasonable efforts to ensure that its officers, directors, executives and employees do not disparage, debase or demean EMPLOYEE. If EMPLOYER breaches the term of this section, the EMPLOYER will pay for all costs incurred by EMPLOYEE, including reasonable attorneys’ fees, in bringing a cause of action against EMPLOYER, and pay all other damages awarded by a court of competent jurisdiction or arbitral tribunal.

15.

Non-Solicitation Following her termination of employment on February 2, 2024 and for two years thereafter, EMPLOYEE agrees that she will not directly or indirectly recruit, solicit, or hire any employee of EMPLOYER, or induce or attempt to induce any employee of EMPLOYER to terminate her employment with, or otherwise cease her relationship with, EMPLOYER. EMPLOYEE also agrees that for the same two-year period, EMPLOYEE will not directly solicit the business of any of the customers or prospective customers of EMPLOYER.

16.

Continued Availability and Cooperation EMPLOYEE shall reasonably cooperate with EMPLOYER and with EMPLOYER’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving EMPLOYER that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of EMPLOYEE’s employment by EMPLOYER. EMPLOYER agrees to pay all reasonable expenses incurred by EMPLOYEE in cooperating. This cooperation by EMPLOYEE shall include, but not be limited to:

A.	Making herself reasonably available for interviews and discussions with EMPLOYER’s counsel for depositions and trial testimony; and,

B.

If depositions or trial testimony are to occur, making herself reasonably available and cooperating in the preparation therefor as and to the extent that EMPLOYER or the EMPLOYER’s counsel reasonably requests.

17.

Breach of Agreement If EMPLOYEE breaches her promise and files or participates in a legal proceeding based on any such released claims, except with respect to those claims protected by the whistleblower provisions of federal law or regulation, EMPLOYER’s obligation to make the payments and benefits referred to herein shall terminate immediately, and the EMPLOYEE shall (i) repay to EMPLOYER any money paid to her or on her behalf pursuant to this Agreement; (ii) pay for all costs incurred by EMPLOYER, including reasonable attorneys’ fees, in defending against EMPLOYEE’s claim; and (iii) pay all other damages awarded by a court of competent jurisdiction or arbitral tribunal.

18.	Amendment This Agreement may be amended or modified only by a written instrument executed by both EMPLOYEE and EMPLOYER.

19.	Provisions to Survive Agreement The parties agree that the provisions of sections 3, 4, 5, 6, 8, 9, 10, 11, 12, 14, 15 and 16 shall survive the Agreement.

20.	Governing Law This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia.

21.

Choice of Forum Any disputes arising out of this Agreement shall be determined exclusively by a court of appropriate jurisdiction in the State of Virginia. The parties acknowledge the existence of sufficient contacts to the Commonwealth of Virginia to confer exclusive jurisdiction upon courts in Virginia.

22.

Successors and Assigns This Agreement shall be binding upon, and inure to the benefit of, both parties. The parties agree that the EMPLOYEE may not assign this Agreement, her obligations to perform services, or her right to receive any sums due thereunder without the prior written consent of the EMPLOYER, including the EMPLOYER’S successors and assigns, including any corporation or entity with which, or into which, the EMPLOYER may be merged or which may succeed to its assets or business.

23.	Captions and Section Headings Captions and section headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

24.

Further Assurances Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

25.	Miscellaneous

A.

No delay or omission by the either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver by that party of any right on any other occasion.

B.	Should this Agreement require judicial interpretation, the court shall not construe the Agreement more strictly against any party, including the party who prepared it.

C.

With the exception of Section 3, if one or more of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired. If Section 3 shall in part or in whole be invalid, illegal or unenforceable in any respect, EMPLOYER may at its option void the remainder of this Agreement, including the obligation to pay EMPLOYEE the Payments and Benefits, pending EMPLOYEE’s option to execute a binding release in accordance with the Policy’s requirements.

D.

Any portions of this Agreement found by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect shall be revised in the minimum amount necessary in order to be valid and enforceable.

26.

Notification of Release and Right to Rescind This Agreement and Release contains a release of certain legal rights that Employee may have, including rights under the Age Discrimination in Employment Act (ADEA). EMPLOYER hereby advises EMPLOYEE to consult with an attorney regarding such Release and other aspects of this Agreement before signing this Agreement. EMPLOYEE understands that she may nullify and rescind the Release as to the ADEA at any time within seven days from the date of signature below by indicating her desire to do so in writing and delivering that writing to Michelle O’Hara, SAIC Chief Human Resources Officer, by hand or by certified mail. EMPLOYEE further understands that if she rescinds the Release of ADEA claims, EMPLOYEE shall have no right to receive or retain the amounts set forth in section 3 or any other benefits under this Agreement or the Policy.

27.

Employee Understands the Terms of this Agreement Other than stated herein, EMPLOYEE warrants that (a) no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of EMPLOYER or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) EMPLOYEE is legally competent to execute this Agreement and accepts full responsibility therefor; (d) EMPLOYER has advised EMPLOYEE to consult with an attorney, and EMPLOYEE has had a sufficient opportunity to consult with an attorney; (e) EMPLOYER has allowed EMPLOYEE at least twenty-one days within which to consider this proposed Agreement, and changes to this Agreement, whether material or immaterial, do not restart the twenty-one day consideration period; and (f) EMPLOYEE fully understands this Agreement and has been advised by counsel (or has consciously chosen not to consult counsel) of the consequences of signing this Agreement.

If EMPLOYEE signs this Agreement, she must return the signed original to Michelle O’Hara, SAIC Chief Human Resources Officer, within 21 days of receipt.

Dated:

EMPLOYEE:

Dated:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION:

By:

Its: